Exhibit 99.1

For Immediate Release

Contact:	John C. Roman
President and Chief Executive Officer
(203) 720-5000

Naugatuck Valley Financial Corporation Announces Closing of Stock Offering

and Completion of Conversion Transaction

Naugatuck, CT; June 29, 2011 – Naugatuck Valley Financial Corporation (the “Company”) (Nasdaq: “NVSLD”) announced today that it has closed its stock offering according to the terms previously reported in its press release dated June 27, 2011, effective today.

The stock offering was conducted in connection with the “second step” conversion of Naugatuck Valley Mutual Holding Company (the “MHC”). As a result of the closing of the conversion and offering, the Company, a Maryland-chartered corporation, is now the holding company for Naugatuck Valley Savings and Loan (the “Bank”) and both the MHC and the Bank’s former mid-tier holding company, a Federally-chartered corporation also known as “Naugatuck Valley Financial Corporation”, have ceased to exist.

President and Chief Executive Officer John C. Roman said, “We appreciate the confidence that our existing and new shareholders have shown in us. We are committed to operating a strong community bank dedicated to building shareholder value by profitably meeting our customers’ needs, providing meaningful careers for our employees, and supporting the communities we serve.”

Beginning June 30, 2011, the Company’s common shares will trade on the Nasdaq Global Market under the trading symbol “NVSLD” for a period of 20 trading days, after which the trading symbol will be “NVSL”.

Stifel, Nicolaus & Company, Incorporated acted as financial advisor and marketing agent to the Company in connection with the stock offering. Kilpatrick Townsend & Stockton LLP acted as legal counsel to the Company.

About the Company

Naugatuck Valley Financial Corporation is the holding company for Naugatuck Valley Savings and Loan. In addition to its main office in Naugatuck, the Bank operates nine other branch offices in Southwestern Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial services needs of consumers and businesses within its market area.

Warning About Forward-Looking Statements

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

Common Stock Not Insured

The shares of common stock of the Company are not savings accounts or savings deposits, may lose value, and are not insured by the Federal Deposit Insurance Corporation or any other government agency.